Exhibit 99.1
Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Jennifer Bosshardt, (816) 201-0048, jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Delivers Strong Bookings, Revenue and Earnings Growth
KANSAS CITY, Mo. — July 24, 2007 — Cerner Corp. (NASDAQ: CERN) today announced results for the 2007 second quarter that ended June 30, delivering strong new business bookings, revenue and earnings growth.
Bookings in the second quarter 2007 were $486.8 million, an increase of 56 percent over the year-ago quarter. Second quarter 2007 bookings included a $97.8 million booking related to Cerner’s participation in the London and Southern regions of the National Health Service (NHS) initiative to automate clinical processes and digitize medical records in England. Excluding this booking, Cerner’s bookings were $389.0 million, which is 25 percent higher than the second quarter of 2006. Second quarter 2007 revenue increased 17 percent to $386.6 million compared to $330.6 million in the year-ago quarter.
On a Generally Accepted Accounting Principles (GAAP) basis, second quarter 2007 net earnings were $31.1 million, and diluted earnings per share were $0.37. Second quarter 2006 GAAP net earnings were $23.9 million and diluted earnings per share were $0.29. Adjusted second quarter 2007 net earnings were $33.8 million, which is 25 percent higher than the $27.0 million of adjusted net earnings in the second quarter of 2006. Adjusted diluted earnings per share were $0.41 in the second quarter of 2007 compared to $0.33 in the second quarter of 2006. Analysts’ consensus estimate for second quarter 2007 adjusted diluted earnings per share was $0.41.

Adjusted second quarter 2007 and 2006 net earnings and diluted earnings per share exclude the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The adoption of SFAS 123R reduced second quarter 2007 net earnings and diluted earnings per share by $2.7 million and $0.04, respectively, and reduced second quarter 2006 net earnings and diluted earnings per share by $3.1 million and $0.04, respectively.
Included in second quarter earnings is an adjustment to increase a valuation allowance related to new information about the realization of Cerner’s foreign net operating losses, adjustments related to uncertain tax positions under FIN 48 and certain out-of-period tax adjustments related to foreign net operating losses. The net impact of these adjustments increased tax expense by approximately $2 million.
Other Second Quarter Highlights:
•	Cash collections of $437.6 million and operating cash flow of $63 million.

•	Days sales outstanding of 86 days compared to 91 days in the year-ago quarter.

•	Total revenue backlog of $3.00 billion, up 32 percent over the year-ago quarter. This is comprised of $2.49 billion of contract backlog and $513 million of support and maintenance backlog.

•	349 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 6,700 Cerner Millennium solutions at more than 1,100 client facilities worldwide.
“We are pleased with our strong results in the second quarter,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “Our good execution led to record bookings, as well as strong revenue and earnings growth.
“In addition to our strong financial performance, I am pleased with our progress at advancing several strategic initiatives. Consistently delivering strong results while steadily advancing our future growth engines is a hallmark of Cerner, and this quarter was no exception.”

Future Period Guidance
The company expects revenue in the third quarter of 2007 to be approximately $385 million to $395 million. For the year 2007, Cerner expects revenue between $1.55 billion and $1.57 billion, or 14 to 15 percent over 2006.
Cerner expects adjusted diluted earnings per share before stock options expense in the third quarter to be between $0.44 and $0.45. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the third quarter by approximately $0.04, leading to expected diluted earnings per share between $0.40 and $0.41.
For the full year 2007, Cerner expects adjusted diluted earnings per share before stock options expense to grow in the mid-twenty percent range. This expectation is consistent with earnings per share before options expense in the range of $1.72 to $1.73, with the high end of the range reflecting a $0.01 increase from where consensus was the last time the company provided guidance. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2007 by approximately $0.14 to $0.15.
Cerner expects new business bookings in the third quarter of 2007 to be between $365 million and $380 million.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on second quarter results at 3:30 p.m. CT on July 24. The dial-in number for the conference call is (617) 213-8058; the passcode is Cerner. The company recommends accessing the call 15 minutes early for registration. The rebroadcast of the call will be available from 5:30 p.m. CT, July 24 through 11:59 p.m. CT, July 27. The dial-in number for the rebroadcast is (617) 801-6888; the passcode is 48918578.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and

Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
About Cerner
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “guidance” and “expects” or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; our potential failure to effectively hedge against foreign currency exchange rate fluctuations; risks associated with the recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in the our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	June 30, 2007 (1)	June 30, 2007 (1)	July 1, 2006 (2)	July 1, 2006 (2)

Revenue
System sales	$130,097	252,966	114,364	231,214
Support, maintenance and services	246,210	480,100	206,217	401,803
Reimbursed travel	10,281	19,374	9,991	18,780

Total revenue	386,588	752,440	330,572	651,797

Margin
System sales	74,569	150,438	73,441	144,127
Support, maintenance and services	231,057	448,577	192,939	375,459

Total margin	305,626	599,015	266,380	519,586

Operating expenses
Sales and client service	165,844	323,002	141,877	281,401
Software development	62,873	128,696	60,888	119,904
General and administrative	27,887	54,342	23,702	46,373

Total operating expenses	256,604	506,040	226,467	447,678

Operating earnings	49,022	92,975	39,913	71,908

Interest income	3,361	6,490	2,592	5,181
Interest expense	(2,937)	(5,945)	(3,070)	(6,352)
Other income	(415)	(738)	(67)	2,058

Non-operating expense, net	9	(193)	(545)	887

Earnings before income taxes	49,031	92,782	39,368	72,795
Income taxes	(17,916)	(34,087)	(15,495)	(28,778)

Net earnings	$31,115	58,695	23,873	44,017

Basic earnings per share	$0.39	0.74	0.31	0.57

Basic weighted average shares outstanding	79,223	78,967	77,524	77,340

Diluted earnings per share	$0.37	0.71	0.29	0.54

Diluted weighted average shares outstanding	83,092	82,879	81,413	81,411

Note 1:	Operating expenses for the three and six months ended June 30, 2007 include share-based compensation expense. The impact of this expense for the quarter is a $2.7 million decrease, net of $1.7 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.04. The allocation of share-based compensation expense for the quarter is $2.6 million to Sales and client service, $.8 million to Software development and $1.0 million to General and administrative. The impact of this expense for the six month period is a $5.1 million decrease, net of $3.1 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06. The allocation of share-based compensation expense for the six month period is $5.0 million to Sales and client service, $1.5 million to Software development and $1.7 million to General and administrative.

Note 2:	Operating expenses for the three and six months ended July 1, 2006 include share-based compensation expense. The impact of this expense for the quarter is a $3.1 million decrease, net of $1.9 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.04. The allocation of share-based compensation expense for the quarter is $3 million to Sales and client service, $1.1 million to Software development and $.9 million to General and administrative. The impact of this expense for the six month period is a $6.1 million decrease, net of $3.7 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.08. The allocation of share-based compensation expense for the six month period is $6 million to Sales and client service, $2.2 million to Software development and $1.7 million to General and administrative.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30,	December 30,
	2007	2006
Assets

Cash and cash equivalents	$158,278	162,545
Short-term investments	123,574	146,239
Receivables, net	364,656	361,424
Inventory	12,443	18,084
Prepaid expenses and other	57,202	55,272
Deferred income taxes	2,282	2,423

Total current assets	718,435	745,987

Property and equipment, net	443,265	357,942
Software development costs, net	193,558	187,788
Goodwill, net	143,055	128,819
Intangible assets, net	55,152	54,428
Other assets	17,397	16,426

Total assets	$1,570,862	1,491,390

Liabilities

Accounts payable	$78,757	79,735
Current installments of long-term debt	14,422	20,242
Deferred revenue	98,555	93,699
Accrued payroll and tax withholdings	72,470	77,914
Other accrued expenses	4,227	29,741

Total current liabilities	268,431	301,331

Long-term debt	183,974	187,391
Deferred income taxes	75,255	68,693
Deferred revenue	16,878	14,557

Total liabilities	544,538	571,972

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	794	784
Additional paid-in capital	422,127	376,595
Retained earnings	598,848	540,153
Foreign currency translation adjustment	3,269	600

Total stockholders’ equity	1,025,038	918,132

Total liabilities and equity	$1,570,862	1,491,390